                                                                EXHIBIT NO. 3-02


                               STATE OF DELAWARE
                      CERTIFICATE OF LIMITED PARTNERSHIP



- THE UNDERSIGNED, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

-    FIRST: The name of the limited partnership is Quadriga Superfund, L.P.

- SECOND: The address of its registered office in the State of Delaware is 1220 North Market Street, Suite 606 in the city of Wilmington 19801.

     The name of the Registered Agent at such address is Registered Agents Legal Services, LLC.

-    THIRD: The name and mailing address of each general partner is as follows:

          Quadriga Capital Management, Inc.
          LeMarquis Complex, Unit 5
          P.O. Box 1479
          Grand Anse, St. George's, Grenada, West Indies

- FOURTH: The limited partnership shall have two series of interests, Series A and Series B. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited partnership generally, or any other series thereof.

- IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Quadriga Superfund, L.P. as of April 17, 2002.


                                   BY: /s/ CHRISTIAN BAHA
                                       -----------------------------------------
                                       Christian Baha, President of Quadriga
                                       Capital Management, Inc., general partner



    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/03/2002
   020284389 - 3521636